BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
Contact: Hyrum A. Mead	NASDAQ:BSDM

For Immediate Release

Evolving Role of Clinical Hyperthermia Reviewed at Society for Thermal Medicine Annual Meeting

SALT LAKE CITY, April 14, 2009—BSD Medical Corp. (NASDAQ:BSDM) today reported on a review of the evolving role of hyperthermia titled, “Current Status of Clinical Trials for Cancer Utilizing Hyperthermia as an Adjuvant for Radiation/Chemotherapy”, which was presented by Dr. Ellen Jones, PhD, MD, Clinical Associate Professor, Duke University Medical Center, Department of Radiation, at the annual Society for Thermal Medicine (STM) meeting that was held in Tucson, Arizona on April 4 to April 7, 2009.  Dr. Jones reviewed the evolving clinical role of hyperthermia, as evidenced by the recent and ongoing clinical studies on hyperthermia.  The main studies reviewed included studies utilizing hyperthermia to treat breast cancer patients who present with recurrent disease; studies using hyperthermia in conjunction with both radiation and chemotherapy to treat advanced cervical cancer patients; and studies using hyperthermia to deliver targeted and controlled doses of chemotherapy to the tumor.

Dr. Jones reviewed the studies that demonstrated that hyperthermia (HT) in conjunction with radiation improved local tumor control in breast cancer patients who presented with extensive chest wall recurrence.  She reviewed the data from the study conducted by Jones, Oleson et al, “A Randomized Trial of Hyperthermia and Radiation for Superficial Tumors” (J Clin Oncol. 2005 May 1;23(13):3079-85).  The complete response (CR) rate (disappearance of all local tumor) in the HT arm was 66%, as compared to the CR rate in the no-HT arm of 42%.  The studies also showed a significant increase in duration of response for the hyperthermia.  The response in previously irradiated patients, a patient group with a dismal prognosis, was the most striking.  These patients had the greatest increase in complete response from the addition of hyperthermia: 68.2% in the HT arm versus 23.5% in the no-HT arm.  There was also an indication of improved survival in the study results.  Dr. Jones reported that one patient in this study, who is now over 90 years old, had extensive disease prior to treatment with hyperthermia but has been free of disease for 10 years following hyperthermia treatment.  Dr. Jones concluded that this study confirmed the results of prior studies with respect to improved CR rate and control of local disease with the addition of hyperthermia to radiotherapy.

Dr. Jones discussed the studies conducted using hyperthermia to treat advanced cervical cancer.  She reported that advanced cervical cancer was the second most frequent cancer diagnosed throughout the world and was the most frequent cancer in Africa, Asia, and South America.  She reviewed the results of the studies conducted using hyperthermia combined with both radiation therapy and radiation with chemotherapy.  She discussed the results of the study published by van der Zee, González González, et al, “Comparison of radiotherapy alone with radiotherapy plus hyperthermia in locally advanced pelvic tumours: a prospective, randomized, multicentre trial” (Lancet. 2000 April 1;355(9210):1119-25), that demonstrated an increase of 34% in local control for advanced cervical cancer and an increase of 29% in overall 3 year survival from the addition of hyperthermia to radiation therapy.   The results showed a complete response rate from the addition of hyperthermia to radiotherapy of 83%,  compared with only 57% after radiotherapy alone (p=0·003), and a 3-year overall survival rate of 51% in the radiotherapy plus hyperthermia group, as compared to only 27% in the radiotherapy group.  This significant improvement in complete tumor response and survival was sustained after 12 year follow-up.  She also reviewed clinical studies that demonstrated an improvement in complete response from the addition of hyperthermia to radiation and chemotherapy.

BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
Contact: Hyrum A. Mead	NASDAQ:BSDM

Dr. Jones also reviewed the ongoing clinical studies on the use of hyperthermia to trigger the targeted release of chemotherapy in the tumor.  The study is being conducted at Duke University under the joint sponsorship of Celsion Corporation and the National Institutes of Health.  The study utilizes the BSD-500 Hyperthermia System combined with ThermoDox, which is supplied by Celsion Corporation.  She reported that hyperthermia can preferentially increase drug delivery in the tumor without an increase of drug delivery in the normal tissue.  Dr. Jones explained that the studies have shown that hyperthermia tends to “pull the tumor apart”, allowing the drug to enter the tumor.  She said that studies have indicated that hyperthermia can facilitate delivery of chemotherapy in a “targeted and controlled fashion”.  She reported that initial studies on heavily pre-treated breast cancer patients with chest wall recurrence demonstrated some very promising results.

Dr. Jones concluded that, “There are several randomized trials which support the addition of hyperthermia to radiation and chemotherapy in a variety of clinical settings”.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat alone, and as companion therapies to improve the combined results when used along with radiation treatments. The BSD-2000 is restricted to investigational use in the US.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.